Exhibit 10.46

Execution Version

May 6, 2025

STRICTLY CONFIDENTIAL

Silo Pharma, Inc.

677 N. Washington Boulevard

Sarasota, Florida 34236

Attn: Eric Weisblum, Chief Executive Officer

Dear Mr. Weisblum:

Reference is made to the engagement letter (the “Engagement Letter”), dated March 5, 2025, as amended on April 8, 2025, by and between Silo Pharma, Inc. (the “Company”) and H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright shall serve as the exclusive underwriter, agent or advisor in any Offering of Securities of the Company during the Term (as defined in the Engagement Letter). Defined terms used herein but not defined herein shall have the meanings given to such terms in the Engagement Letter.

The Company and Wainwright hereby agree to amend and restate Paragraph A.4 (Tail) of the Engagement Letter as follows:

“Tail. Wainwright shall be entitled to compensation under clauses (1) and (2) hereunder, calculated in the manner set forth therein, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that any capital or funds in such Tail Financing is provided to the Company directly or indirectly by investors whom Wainwright (i) had brought over-the-wall in connection with an Offering, or (ii) had contacted in connection with a public Offering (collectively, the “Tail Investors”), if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of this Agreement; provided that Wainwright shall provide a list of the Tail Investors as promptly as practicable following the termination or expiration of this Agreement upon the Company’s request.”

Except as expressly set forth above, all of the terms and conditions of the Engagement Letter shall continue in full force and effect after the execution of this amendment and shall not be in any way changed, modified or superseded except as set forth herein.

This amendment shall be construed and enforced in accordance with the internal laws of the State of New York, without regards to conflicts of laws principles. This amendment may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Counterparts may be delivered via electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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In acknowledgment that the foregoing correctly sets forth the understanding reached by Wainwright and the Company, please sign in the space provided below, whereupon this amendment shall constitute a binding agreement as of the date indicated above.

Very truly yours,

H.C. WAINWRIGHT & CO., LLC

By:	/s/ Edward D. Silvera
Name:	Edward D. Silvera
Title:	Chief Operating Officer

Accepted and Agreed:

SILO PHARMA, INC.

By:	/x/ Eric Weisblum
Name:	Eric Weisblum
Title:	CEO